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                                                                     EXHIBIT 5.1

                              December 4, 2001

Respironics, Inc.
1501 Ardmore Boulevard
Pittsburgh, PA  15221

                  Re: Registration Statement on Form S-8 for Respironics, Inc. 1992 Stock Incentive Plan
                       --------------------------------------------------------

Gentlemen:

     We have acted as counsel to Respironics, Inc., a Delaware corporation (the "Company"), in connection with the above-captioned Registration Statement (the "Registration Statement") relating to up to 2,000,000 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") which may be purchased by certain employees of the Company pursuant to such options granted under the Company's 1992 Stock Incentive Plan (the "Plan"). The Plan provides that either authorized but unissued or treasury shares of Common Stock may be issued and sold to participating employees under the Plan. In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Company and reissued under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.

     In connection with this opinion, we have examined, among other things:

                  (1) the Certificate of Incorporation and Bylaws of the Company, as amended to date;

                  (2) actions taken by the Board of Directors of the Company on August 21, 1998 authorizing the issuance of up to 2,000,000 shares of Common Stock under the Plan and reserving 2,000,000 shares of Common Stock for such purpose;

                  (3) action taken by the shareholders of the Company on November 19, 1998 approving the issuance of an additional 2,000,000 shares under the Plan; and

                  (4)  the Plan, as currently in effect.

     Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumptions set forth above, we are pleased to advise you that in our opinion the 2,000,000 shares of Common Stock being registered and which may be issued by the Company pursuant to the provisions of the Plan have been duly authorized, and upon such issuance in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.

     In rendering the foregoing opinion, we have not examined the laws of any jurisdiction other than the laws of the State of Delaware and federal laws of the United States of America and the foregoing opinion is limited to such laws.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Opinion."

                                 Yours truly,

                             /s/ Reed Smith LLP
                                 REED SMITH LLP